UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a party other than the Registrant  ☐

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Broadway Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION
In accordance with Rule 14a-6(d) under Regulation 14A of the Securities Exchange Act of 1934, please be advised that Broadway Financial Corporation intends to release definitive copies of this Proxy Statement to stockholders beginning on or about May 19, 2025

BROADWAY FINANCIAL CORPORATION
4601 Wilshire Boulevard, Suite 150
Los Angeles, California 90010

May [19], 2025

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Broadway Financial Corporation (the “Company”), which will be held at 9:00 a.m. (PDT) on Monday, June 30, 2025. The Annual Meeting will be a virtual meeting conducted solely as a live webcast through the Internet. There will not be any physical meeting location. You will be able to participate in the Annual Meeting, and to vote your shares and submit questions electronically before or during the Annual Meeting by visiting https://meetnow.global/M4TQQJ7 and entering your Control Number that will be included in the instructions that will be sent to you for voting and participating in the Annual Meeting.

Stockholders will be asked at the Annual Meeting to vote on the election of three directors and on each of the other proposals described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is very important, regardless of the number of shares you own. Whether or not you expect to participate in the Annual Meeting, please send us your electronic voting instructions for your shares, or complete, sign, date, and mail each proxy card you receive if you prefer to vote by proxy card, as soon as possible. You may revoke your electronic voting instructions or proxies at any time prior to the completion of voting at the Annual Meeting.

Sincerely,

Brian E. Argrett
President and Chief Executive Officer

IMPORTANT: If your Broadway Financial Corporation shares are held in the name of a brokerage firm or other nominee, only that brokerage firm or nominee may submit electronic voting instructions or execute a proxy on your behalf. To ensure your representation at the Annual Meeting, we urge you to telephone the individual responsible for your account today and obtain instructions on how to direct him or her to submit electronic voting instructions, execute a proxy on your behalf, or provide a legal proxy for you to vote your shares.

If you have any questions or need any assistance in voting your shares, please telephone Audrey A. Phillips, the Company’s Corporate Secretary, at (202) 243-7141.

THIS PROXY STATEMENT AND THE COMPANY’S ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT: www.edocumentview.com/BYFC

BROADWAY FINANCIAL CORPORATION
4601 Wilshire Boulevard, Suite 150
Los Angeles, California 90010

Notice of Annual Meeting of Stockholders
Monday, June 30, 2025
9:00 a.m. (PDT)

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Broadway Financial Corporation (the “Company”), a Delaware public benefit corporation formed pursuant to Chapter 1, Subchapter XV of the Delaware Code, will be held on Monday, June 30, 2025 at 9:00 a.m. (PDT), virtually via the Internet for the following purposes:

1.	To elect the three directors named in the proxy statement to serve until the Annual Meeting to be held in the year 2028 or until their successors are elected and have been qualified;

2.	To ratify on an advisory (non-binding) basis the appointment of Crowe LLP as the independent registered public accounting firm for the Company for its fiscal year ending December 31, 2025;

3.	To cast an advisory (non-binding) vote to approve executive compensation;

4.	To approve an amendment to the Company’s Certificate of Incorporation to remove the provision specifying the circumstances under which cause for removal of a director shall be deemed to exist; and

5.	To consider such other business as may properly come before and be voted upon by the stockholders at the Annual Meeting, or any postponement or adjournment thereof.

The Board of Directors has selected May 13, 2025 as the Record Date for the Annual Meeting. Only those stockholders of record at the close of business on that date will be entitled to a notice of and to vote at the Annual Meeting or any postponement or adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be available at the Company’s principal executive offices during the ten days prior to the Annual Meeting and will also be available for inspection on-line during the Annual Meeting.

Whether or not you expect to attend the Annual Meeting, please submit your electronic voting instructions, or mail your proxy in the postage-paid envelope that is provided to you, as soon as possible. You may revoke your electronic voting instructions or proxy at any time prior to the completion of voting at the Annual Meeting.

By Order of the Board of Directors

Audrey A. Phillips
Vice President and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on
Monday, June 30, 2025. This proxy statement and the company’s annual report to stockholders are available at www.edocumentview.com/BYFC
May [19], 2025

Instructions and Frequently Asked Questions for Annual Meeting

This year’s Annual Meeting will be conducted solely online via live webcast. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting: TBD at the meeting date and time described in the accompanying proxy statement. The Proxy Statement and accompanying form of proxy were first made available to stockholders on the Internet on or about May [19], 2025.

Q:	How can I attend the Annual Meeting?

A:
The Annual Meeting will be conducted solely online by live webcast. You will be entitled to participate in the Annual Meeting, including asking questions and voting your shares, only if you were a stockholder of the Company of record as of the close of business on the Record Date for the Annual Meeting, or if you hold a valid proxy for the Annual Meeting received from a stockholder of record on that date and follow the instructions below.

To participate in the Annual Meeting, you will need to review the information included in the Stockholder Meeting Notice that was sent separately to you (the “Notice”), on your proxy card, or on the instructions that accompanied your proxy materials.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the registration instructions below.

The Annual Meeting will begin promptly on Monday, June 30, 2025 at 9:00 a.m., Pacific Time. We encourage you to access the meeting website prior to the start time, leaving ample time for the meeting check-in procedure. Please note that if you are not a stockholder of record you must first have followed the registration instructions below or in the accompanying proxy statement. Each stockholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf.

The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Note: Internet Explorer is not a supported browser. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. For further assistance should you need it you may call 1-888-724-2416.

Q:	What if I have trouble accessing the Annual Meeting virtually?

A:
On the day of the Annual Meeting, if you experience technical difficulties either during the check-in process or during the Annual Meeting, please call 1-888-724-2416 for assistance. Stockholders may submit questions during the Annual Meeting on the Annual Meeting website. More information regarding the question-and-answer process, including the number and types of questions permitted, and how questions will be recognized and answered, will be available in the meeting rules of conduct, which will be posted on the Annual Meeting website.

Q:	Who may vote at the Annual Meeting?

A:
The Board of Directors has selected May 13, 2025 as the Record Date for the Annual Meeting. Only those stockholders of record at the close of business on that date will be entitled to a notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.

Q:	What is the difference between holding shares as a “stockholder of record” and as a beneficial owner of shares held in “street name”?

A:
If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered the “stockholder of record” with respect to those shares, and the Notice was sent directly to you.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice or separate voting instructions were forwarded to you by that organization. As a beneficial owner, you have the right to direct that organization how to vote the shares held in your account but you do not have legal authority to vote the shares directly unless you receive a legal authorization or “proxy” to vote the shares from the organization. You should follow the instructions in the Notice or voting instructions provided to you by that organization in order to vote your shares or direct the organization on how to vote your shares.

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If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under certain securities exchange rules, the organization that holds your shares is not permitted to vote on certain matters, including the election of directors, and may determine not to vote your shares at all. In order to ensure your representation at the Annual Meeting, we encourage you to provide voting instructions in advance of the meeting, regardless of whether you intend to attend the Annual Meeting.

If you do not provide voting instructions and the organization that holds your shares elects to vote your shares on some but not all matters, it will result in a “broker non-vote” for the matters on which the organization does not vote. Abstentions occur when you provide voting instructions but instruct the organization that holds your shares to abstain from voting on a particular matter.

Q:	How do I register to attend the Annual Meeting?

A:
If you are a stockholder of record, our transfer agent, Computershare, will already have that information and you will not need to register to attend and participate in the Annual Meeting webcast. Instead, you may simply follow the instructions to access the meeting website on the Notice or proxy card that you received.

If your shares are held in “street name,” you must register in advance to attend the Annual Meeting virtually on the Internet. To do this, you must submit proof of your proxy authority (which is referred to herein as a “legal proxy”) reflecting the Company shares you hold, along with your name and email address to Computershare as further described below. Requests for registration must be labeled as “Legal Proxy” and must be received no later than 5:00 p.m., Eastern Time, on June 23, 2025.

You will receive a confirmation of your registration by email after we receive your registration materials.

Requests for registration to participate in the Annual Meeting should be directed to us at the following address:

If sent by email:

Forward the email you received from your broker or other street name holder to vote your shares, or attach an image of your legal proxy, to legalproxy@computershare.com

If sent by regular mail:

Computershare
Broadway Financial Corporation Legal Proxy
P.O. Box 43001
Providence, RI 02940

Q:	How can I vote my shares without participating in the online Annual Meeting?

A:	Whether you are a stockholder of record or hold your shares in street name, you may vote your shares or direct how your shares will be voted without participating in the online Annual Meeting.

If you are a stockholder of record, you may vote your shares over the Internet or by telephone by following the instructions on the Notice or proxy card you received. If you request printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card and returning it by mail in the postage-paid envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

If you are the beneficial owner of shares held in street name, you may be eligible to vote your shares electronically over the Internet or by telephone by following the instructions on the Notice or voter instruction form you received. If you request printed copies of the proxy materials by mail, you may also vote by signing the voter instruction form provided by your broker or other street name holder and returning it by mail. If you provide specific directions on how to vote by mail, telephone or over the Internet, your shares will be voted by your broker or other street name holder as you have directed.

The persons named as proxies are executive officers or directors of the Company. All proxies properly submitted in time to be counted at the Annual Meeting will be voted in accordance with the directions contained therein. If you submit your proxy without directing how your shares are to be voted, your shares will be voted by the proxy holders in accordance with the recommendations of the Board of Directors included in the accompanying proxy statement.

Q:	How can I vote my shares during the Annual Meeting?

A:
Whether you are a stockholder of record or hold your shares in street name, you may vote online at the Annual Meeting. You will need to enter your control number (included in your Notice, your proxy card, or the voting instructions that accompanied your proxy materials) to vote your shares at the Annual Meeting. Even if you plan to participate in the Annual Meeting, however, we encourage you to vote over the Internet, by telephone, or by returning a proxy card if you have requested printed proxy materials. This will ensure that your vote will be counted if you are unable to, or later decide not to, participate in the Annual Meeting.

Q:	May I revoke my voting instructions or proxy and change my vote?

A:
You may revoke your proxy and change your vote on a matter at any time before the voting on the matter at the Annual Meeting is completed. You may revoke your voting instructions or proxy over the Internet or by telephone by following the instructions included in your proxy materials or by submitting a written notice of revocation to Broadway Financial Corporation 4601 Wilshire Blvd., Suite 150, Los Angeles, CA 90010, Attn: Audrey A. Phillips. You may also revoke a previously submitted proxy by voting again on a later date over the Internet, by telephone, or by signing and returning a new proxy card by mail (only your latest proxy submitted prior to the Annual Meeting will be counted), or by voting at the Annual Meeting. Your participation at the Annual Meeting will not revoke your proxy unless you vote again electronically during the Annual Meeting. Any revocation of or change in your vote on a matter must be received by the Company prior to completion of the vote on the matter to be effective.

Broadway Financial Corporation
Proxy Statement

General Information	1
Record Date and Voting of Shares	1
Revocation of Proxies	2
Security Ownership of Certain Beneficial Owners and Management	3
Proposal 1. Election of Directors	4
Information Concerning Nominees and Directors	4
Director Independence	8
Board Leadership Structure	8
Risk Oversight	8
Identifying and Evaluating Nominees for Director	9
Committees and Meetings of the Board	9
Communications with the Board	10
Audit Committee Report	11
Executive Officers	12
Executive Compensation	13
Compensation Tables	13
Director Compensation	20
Certain Relationships and Related Transactions	20
Proposal 2. Advisory Ratification of Appointment of Independent Registered Public Accounting Firm	21
Principal Accountant Fees and Services	22
Proposal 3. Advisory Vote to Approve Executive Compensation	22
Proposal 4. Vote to Approve Amendment to the Certificate of Incorporation to Remove the Provision Specifying the Circumstances Under Which Cause for Removal of a Director Shall Be Deemed to Exist	22
Stockholder Proposals For Presentation at the Next Annual Meeting	24
Broadway Financial Corporation’s 2024 Benefit Report	24
Annual Report and Form 10-K	25

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts are forward-looking. Forward-looking statements typically include the words “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” “poised,” “optimistic,” “prospects,” “ability,” “looking,” “forward,” “invest,” “grow,” “improve,” “deliver” and similar expressions, but the absence of such words or expressions does not mean a statement is not forward-looking. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results or outcomes could differ materially due to a variety of factors. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our 2024 Annual Report on Form 10-K. This Proxy Statement should be read in consideration of these risk factors. Information included in this document, and any issues identified as important for purposes of this document, may not be considered material for SEC reporting purposes. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

BROADWAY FINANCIAL CORPORATION
4601 Wilshire Boulevard Suite 150
Los Angeles, California 90010

PROXY STATEMENT
Annual Meeting of Stockholders
Monday, June 30, 2025

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Broadway Financial Corporation (the “Company”), for use at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) that will be held at 9:00 a.m. (PDT) on Monday, June 30, 2025, as a virtual meeting conducted through the Internet, and at any postponement or adjournment thereof. This Proxy Statement and the accompanying form of proxy were first made available to stockholders on the Internet on or about May [19], 2025. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice of Annual Meeting of Stockholders sent by the Company to all stockholders of record as of the Record Date (described below) for the Annual Meeting, or contact Audrey A. Phillips, Vice President, and Corporate Secretary, at (202) 243-7141.

The Company was incorporated under Delaware law in September 1995 for the purpose of acquiring and holding all of the outstanding capital stock of Broadway Federal Bank, f.s.b. (“Broadway Federal”) as part of Broadway Federal’s conversion from a federally chartered mutual savings and loan association to a federally chartered stock savings bank (the “Conversion”). The Conversion was completed, and Broadway Federal became a wholly owned subsidiary of the Company on January 8, 1996. On April 1, 2021, the Company completed a merger (the “Merger”) with CFBanc Corporation (“CFBanc”), with the Company continuing as the surviving entity. Immediately following the Merger, Broadway Federal merged with and into City First Bank of D.C, National Association with City First Bank of D.C., National Association (the “Bank”, or “City First”, which concurrently changed its name to City First Bank, National Association) continuing as the surviving entity and a wholly-owned subsidiary of the Company. Throughout this Proxy Statement, the terms “we”, “us”, “our” and the “Company” refer to Broadway Financial Corporation and, unless otherwise indicated, such references include the Bank. Prior to the Merger, no bank holding company or other person controlled the Company. In the Merger, City First Enterprises, Inc. (“City First Enterprises”), the bank holding company that formerly controlled CFBanc, received 827,778 shares of our Class A voting common stock, par value $0.01 per share (the “Voting Common Stock”), representing approximately 13.7% of our Voting Common Stock outstanding, in exchange for its shares of Class A Common Stock of CFBanc. City First Enterprises is now a controlling person of the Company. More recently, City First Enterprises increased its ownership to 861,843 shares of our Voting Common Stock, representing approximately 14.3% of our Voting Common Stock.

RECORD DATE AND VOTING OF SHARES

The Board has selected May 13, 2025 as the Record Date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. A total of [•] shares of the Company’s Voting Common Stock were outstanding at the close of business as of May 13, 2025. A majority of the shares of Voting Common Stock entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. Stockholders will be entitled to cast one vote for each share of Voting Common Stock held by them of record at the close of business on the Record Date on any matter that may be presented at the Annual Meeting for consideration and action by the stockholders and on which they are entitled to vote. Each stockholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf. The use of cameras or recording devices at the Annual Meeting is prohibited, other than by the Company, or as authorized by the Company.

Abstentions will be treated as shares of Voting Common Stock that are present and entitled to vote for purposes of determining the presence of a quorum, but as not voted for purposes of determining the approval of any matter submitted for a vote of the stockholders. Broker non-votes on particular matters will be counted for general quorum purposes but will not be considered as present and entitled to vote with respect to that matter.

Proposal 1: Election of Directors

A plurality of votes of the holders of shares of Voting Common Stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors will be required for the election of directors, and there is no cumulative voting. “Plurality” means that the individuals who receive the highest number of votes cast “FOR” are elected as directors. Broker non-votes, if any, and votes withheld will not be counted as shares of Voting Common Stock present in person or represented by proxy at the meeting and entitled to vote on the proposal for purposes of determining the election of directors and therefore will have no effect on the outcome of the election.

Proposal 2: Advisory Ratification of Selection of Independent Registered Public Accounting Firm

The affirmative vote of the majority of the shares of Voting Common Stock voting on the proposal will be required to ratify, on an advisory (non-binding) basis, the appointment of Crowe LLP as the Company’s independent registered public accounting firm. Broker non-votes, if any, and abstentions will not be considered shares of Voting Common Stock voting on the proposal for purposes of determining the approval of this matter and therefore will have no effect on the outcome.

Proposal 3: Advisory Approval of Executive Compensation

The affirmative vote of the majority of the shares of Voting Common Stock voting on the proposal will be required to adopt the advisory (non-binding) proposal to approve executive compensation described in this Proxy Statement. Broker non-votes, if any, and abstentions will not be considered shares of Voting Common Stock voting on the proposal for purposes of determining the approval of this matter and therefore will have no effect on the outcome.

Proposal 4: Approval of an Amendment to the Company’s Certificate of Incorporation to Remove the Provision Specifying the Circumstances Under Which Cause for Removal of a Director Shall Be Deemed to Exist

The affirmative vote of holders of shares representing a majority of the outstanding Voting Common Stock entitled to vote on the matter is required to approve an amendment to the Certificate of Incorporation. Broker non-votes, if any, and abstentions will count as a vote “against” the proposal.

All valid proxies received in response to this solicitation will be voted in accordance with the instructions indicated thereon by the stockholders giving such proxies. If no contrary instructions are given, such proxies will be voted FOR the election of the nominees named in this Proxy Statement as directors, and FOR approval of each of the other proposals described in this Proxy Statement or recommended by the Board. If other matters are properly presented at the Annual Meeting and may properly be acted upon, the proxies solicited hereby will be voted in accordance with the best judgment of the persons named in such proxies.

REVOCATION OF VOTING INSTRUCTIONS AND PROXIES

Any stockholder may revoke his or her electronic voting instructions or proxy card vote on a matter at any time before voting on the matter is completed at the Annual Meeting through the Internet or by delivering a later-dated voting instruction, proxy card, or other written notice of revocation to Audrey A. Phillips, Vice President and Corporate Secretary of the Company, at 4601 Wilshire Boulevard, Suite 150, Los Angeles, California 90010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 31, 2025 concerning the shares of the Company’s common stock owned by each person known to the Company to be a beneficial owner of more than 5% of the Company’s Voting Common Stock, each director or director nominee, each Named Executive Officer, and all current directors and executive officers as a group. Except as otherwise indicated, and subject to any interests of the reporting person’s spouse, we believe that the beneficial owners of common stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares. As of March 31, 2025, we had 6,133,044 shares of Voting Common Stock outstanding and 9,231,180 total Common Stock outstanding.

Beneficial Owner	Number of Shares of Voting Common Stock Beneficially Owned	Percent of Voting Common Stock	Number of Shares of Non- Voting Common Stock, Class B Beneficially Owned(1)	Number of Shares of Non- Voting Common Stock, Class C Beneficially Owned(2)	Percent of Total Common Stock Outstanding(3)
5% Beneficial Owners:
City First Enterprises(4)	861,843	14.05%	—	—	9.34%
City First Bank, National Association Employee Stock Ownership Trust(5)	592,389	9.66%	—	—	6.42%
Directors and Executive Officers(6):
Brian E. Argrett(7)	96,309	1.57%	—	—	*
Wayne-Kent A. Bradshaw	40,684	*	—	—	*
Robert C. Davidson(8)	18,452	*	—	—	*
Mary Ann Donovan	7,548	*	—	—	*
John M. Driver	6,536	*	—	—	*
Mary M. Hentges	0	*	—	—	*
Marie C. Johns	7,548	*	—	—	*
William A. Longbrake	15,048	*	—	—	*
David J. McGrady	7,548	*	—	—	*
Dutch C. Ross III	11,387	*	—	—	*
Zakariya Ibrahim	39,746	*	—	—	*
Ruth McCloud (9)	45,330	*	—	—	*
Current directors and executive officers as a group (15 persons)	250,806	4.09%	—	—	2.72%

*	Less than 1%.
(1)	The Class B non-voting common stock may not be converted to Voting Common Stock.
(2)
The Class C non-voting common stock may be converted to Voting Common Stock only upon the occurrence of certain prescribed forms of sales to third parties that are not affiliated with the holders thereof.

(3)
The total number of outstanding common shares as of March 31, 2025 was 9,231,180, which includes all outstanding shares of Class A voting common stock, Class B non-voting common stock, and Class C non-voting common stock.

(4)	The address for City First Enterprises is 1 Thomas Circle, NW, Suite 700, Washington, D.C. 20005..
(5)	The address for the City First Bank, National Association Employee Stock Ownership Trust (“ESOP”) is 1432 U Street, N.W. Washington, DC 20009.
(6)	The address for each of the directors and named executive officers is 4601 Wilshire Boulevard, Suite 150, Los Angeles, CA 90010.
(7)	Includes 1,798 allocated shares under the ESOP.
(8)
Includes 8,750 shares that are held by the Robert and Alice Davidson Trust, dated August 11, 1982. Robert Davidson and Alice Davidson share investment and voting power with respect to the shares held by the Robert and Alice Davidson Trust in their capacities as trustees of the trust.

(9)	Includes 1,798 allocated shares under the ESOP.

PROPOSAL 1. ELECTION OF DIRECTORS

The Company’s certificate of incorporation provides that the Board shall be divided into three classes of directors, with the term of one class of directors to expire each year. Three directors are to be elected at the Annual Meeting.

Information Concerning Nominees and Directors

The following table sets forth the names and information regarding the persons who are currently members of the Board, including those nominated by the Board for election at the Annual Meeting. The membership of the Board and the membership of the board of directors of the Bank are identical. If elected, Robert C. Davidson, John M. Driver and Dutch C. Ross III will each serve for a term of three years or until their respective successors are elected and qualified. Each person has consented to be named in this Proxy Statement and has indicated his or her intention to serve if elected. If any of the nominees becomes unable to serve as a director for any reason, the shares represented by the proxies solicited hereby may be voted for a replacement nominee selected by the Board.

Name	Age as of May 31 2025	Director Since	Current Term Expires	Positions Currently Held with the Company and the Bank
NOMINEES:
Robert C. Davidson, Jr.	79	2003	2025	Director
John M. Driver	60	2022	2025	Director
Dutch C. Ross III	78	2016	2025	Director
CONTINUING DIRECTORS:
Brian E. Argrett	62	2011*	2026	Chair of the Board, President and Chief Executive Officer
Wayne-Kent A. Bradshaw	78	2012	2027	Director, Vice Chair
Mary Ann Donovan	61	2020*	2026	Director
Mary M. Hentges(1)	66	2025	2026	Director
Marie C. Johns	73	2014*	2027	Lead Independent Director
William A. Longbrake	82	2011*	2026	Director
David J. McGrady	69	1997*	2027	Director

*	Including service as a director of CFBanc prior to the Merger.
(1)	Ms. Hentges was appointed to the Board, effective March 5, 2025.

THE BOARD UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” THE ABOVE NOMINEES.

The following is a brief description of the business experience of the nominees and continuing directors and their respective directorships, if any, with other public companies that are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Also set forth below for each nominee and continuing director is a description of the specific experience, qualifications, attributes, or skills that led to the Board’s conclusion that such person should serve as a director of the Company.

Director Nominees

Robert C. Davidson, Jr. served, until his retirement in 2007, in the position of Chairman and Chief Executive Officer of Surface Protection Industries, a paint and specialty coatings manufacturing company he founded in 1978, that became one of the leading African American-owned manufacturing companies in the United States and the largest in California. Previously, from 1972 to 1974, he co-founded and served as Vice President of Urban National Corporation, a private venture capital corporation that was focused specifically on investing in minority-controlled businesses. Mr. Davidson currently also serves on the boards of directors of Smithsonian American Art Museum (Chairman-Elect), Diversity Advisory Board at Toyota Motor North America, Morehouse College (Chairman Emeritus), Art Center College of Design (Chairman Emeritus), Cedars-Sinai Medical Center (Lifetime Member), and the University of Chicago Graduate School of Business Advisory Council.

Mr. Davidson has extensive entrepreneurial experience in developing and managing small and medium-sized businesses. He has hands-on experience in marketing and sales, human resources and strategic planning and implementation. He has a long history with, and extensive knowledge of the Company and of the markets and communities in which the Company operates. We believe that this history, knowledge, and overall experience qualify him to serve on the Board.

John M. Driver is a Chief Executive, Independent Director, business strategist, and change agent with a track record of leadership in global, mid-market, and early-stage software companies. He currently serves as CEO of Lynx Technology, a digital media and Smart Home IoT firm he founded through a management buyout of PacketVideo’s Connected Home business from NTT DOCOMO. He successfully transitioned the company to a profitable outsourced model while continuing to develop its flagship Twonky™ platform, embedded in millions of devices worldwide.

Mr. Driver is an Independent Director at Broadway Financial Corporation (NASDAQ: BYFC) and its subsidiary City First Bank, N.A., and at Vital Energy, Inc. (NYSE: VTLE), where he serves on Audit, Finance, Nominating & Governance, and Risk & Compliance Committees. He is NACD Directorship Certified and Cybersecurity Oversight Certified.

His previous roles include COO and CMO of PacketVideo, Senior Director of Global Field Marketing at Serena Software, and Global Mid-Market Strategy Leader at Sun Microsystems.

A committed advocate for expanding access and pathways to corporate leadership, he mentors emerging directors through Santa Clara University’s Black Corporate Board Readiness Program and the Corporate Directors Forum’s “Avenue to the Boardroom.” He is a Board Member at 50/50 Women on Boards and Chair of the Nominating & Governance Committee Roundtable for NACD Pacific Southwest Chapter.

Mr. Driver is a Trustee and former Chair of the Fleet Science Center, former Chair of the Stanford Associates Board of Governors, and past Board Member and Marketing Chair of the San Diego YMCA Overnight Camps.

He received the 2024 Director of the Year Award from the Corporate Directors Forum and the Stanford University Governor’s Award for long-standing volunteer service. He holds a B.S. in Industrial Engineering from Stanford University and an MBA from Dartmouth’s Tuck School of Business.

Mr. Driver has expertise in corporate governance, strategy, finance, acquisitions, international operations; enterprise, consumer, and mobile application software; enterprise computer systems & services, Internet-of-Things, global sales & marketing strategy, developing and patenting award-winning technologies, and corporate governance. Mr. Driver’s knowledge and experience qualifies him to serve on the Board.

Dutch C. Ross III is the former President and Chief Executive Officer of Economic Resources Corporation (“ERC”), a non-profit corporation with a mission of promoting economic development and job creation in underserved communities. Mr. Ross served in that capacity from 1996 until his retirement in August 2020. Prior to joining ERC, Mr. Ross held a variety of managerial, financial, and planning positions in the corporate headquarters, divisional, and subsidiary operations of Atlantic Richfield Company (“ARCO”) from January 1975 to December 1995. From 1971 to 1975, Mr. Ross was employed in financial analysis positions with The Wickes Corporation. Mr. Ross has been active in a number of community organizations in the Los Angeles area that are devoted to building stronger communities and has served on the board of directors of several such organizations, including Genesis L.A. Economic Growth Corporation, where he currently serves on the Audit and Finance Committees. He has served on the Board since 2016.

Mr. Ross received his B.S. degree in Industrial Economics and a Masters in Industrial Management from Purdue University.

Mr. Ross is a financial executive with over 45 years of managerial experience with Fortune 500 companies and non-profit economic development organizations and has extensive knowledge of the Company. Mr. Ross’ knowledge and experience qualifies him to serve on the Board.

Continuing Directors

Brian E. Argrett was Director, President and Chief Executive Officer of CFBanc and its wholly owned banking subsidiary from 2011 until the completion of the Merger, at which time he became Vice Chair, President and Chief Executive Officer of both the Company and the Bank. Effective April 1, 2023, he became Chair of the Company and the Bank.

Formerly, Mr. Argrett was founder and managing partner of both Fulcrum Capital Group, an investment manager, and Fulcrum Capital Partners, L.P., an institutionally-backed private equity limited partnership. He also served as President, Chief Executive Officer, and director of Fulcrum Venture Capital Corporation, a federally licensed and regulated Small Business Investment Company. Prior to joining the Fulcrum entities, Mr. Argrett was an attorney with the real estate law firm of Pircher, Nichols & Meeks in Los Angeles, California.

Mr. Argrett has served as chair, been a member, or held observer rights on numerous Fulcrum portfolio company boards, as well as having served on the boards of directors of other financial industry companies. Mr. Argrett was a presidential appointee to the Community Development Advisory Board of the U.S. Treasury Department under the Obama administration. Mr. Argrett has held leadership positions at the National Association of Investment Companies and the National Conference for Community and Justice and has been an elder at the Knox Presbyterian Church.

Currently, Mr. Argrett serves as Chairman of the Board of Directors of City First Enterprises, which is a bank holding company that holds equity in the Company. Mr. Argrett serves on the Board of of Directors of IntraFi Network and the California Bankers Association. Mr. Argrett is a past Chairman and continues to serve on the Board of Directors of the Community Development Bankers Association. He also serves as a member of the Global Alliance on Banking on Values and is a member of the Board of the Expanding Black Business Credit Initiative.

Mr. Argrett served as a director of the Board of Directors of the Federal Home Loan Bank of Atlanta from 2016 through December 2021, during which time he served as the Vice Chair of the Board, Chair of its Enterprise Risk and Operations Committee, as well as a member of its Finance Committee and its Audit and Compliance Committee.

Mr. Argrett is a member of The Economic Club of Washington, D.C., the Federal City Council, and the Leadership Greater Washington Class of 2014. In addition, Mr. Argrett is a 2014 recipient of the Washington Business Journal Minority Business Leader Award. Mr. Argrett holds J.D. and M.B.A. degrees from the University of California, Berkeley, and a bachelor’s degree from the McIntire School of Commerce at the University of Virginia.

Mr. Argrett’s extensive experience in the financial services and banking industries, public and private company board experience, knowledge and experience in the Washington D.C. and Southern California markets, and knowledge of the Bank’s business, history, organization, and mission, and executive management experience qualify him to serve on the Board and as its Chair.

Wayne-Kent A. Bradshaw was President and Chief Executive Officer of the Company and Broadway Federal Bank until the Merger of the Company with CFBanc, whereupon he became Chair of the Board of the Company and City First Bank, National Association. He relinquished his position as Chair of the Company in March 2023 and became Vice Chair effective April 1, 2023. Mr. Bradshaw joined the Company in February of 2009 as President and Chief Operating Officer and was appointed Chief Executive Officer in January 2012. He was elected to serve as a director of both the Company and Broadway Federal Bank in September 2012. Prior to joining the Company, Mr. Bradshaw was the Regional President for Community and External Affairs of Washington Mutual Bank from 2003 to 2009. He was President and Chief Executive Officer of Los Angeles-based Family Savings Bank from 1989 until 2002 and Chief Deputy Superintendent for the California State Banking Department from 1981 to 1983. Mr. Bradshaw has served on many community and educational boards. He most recently served on the boards of directors of California State University Northridge, Northridge Hospital Medical Center, California Community Reinvestment Corporation, and the Western Bankers Association. He currently serves on the boards of the Federal Reserve Bank of San Francisco - Los Angeles Branch and Louisville High School.

Mr. Bradshaw has over 50 years of experience in financial management and banking. He has the proven ability to plan and implement programs that optimize opportunities to accelerate profitable growth in highly competitive environments. Mr. Bradshaw has extensive experience in community banking, commercial banking, and as a bank regulator, and his knowledge and experience qualify him to serve on the Board and as its Vice Chair.

Mary Ann Donovan has served as President and Chief Executive Officer of Raza Development Fund, a Latino-led and focused Community Development Financial Institution, since August 2022. Prior positions held by Ms. Donovan include Chief Operating Officer of Local Initiatives Support Corporation, Director of the United States Department of the Treasury’s Community Development Financial Institutions (“CDFI”) Fund, CEO of CoMetrics, Inc. (a social enterprise that provides affordable business intelligence tools to small businesses and nonprofit entities), Senior Policy Advisor to the White House from 2012 to 2013, working collaboratively with the Office of Social Innovation and the Council on Environmental Quality, and Chief Operating Officer of Capital Impact Partners, a certified CDFI. Ms. Donovan has been a thought leader and a board member of many of the highest performing organizations in the community development sector. Ms. Donovan has been a Senior Fellow at the Center for Community Investment. She has published papers and articles for the National Academy for Public Administration, the Federal Reserve Bank of San Francisco, the Federal Reserve Bank of Boston, Forbes, the Skoll World Forum on Social Entrepreneurship, and the Milken Review. Ms. Donovan has a B.A. degree in Economics from Allegheny College and an M.B.A. degree from the University of Maryland. Prior to the completion of the Merger, Ms. Donovan was a director of CFBanc, and was appointed to be a director of the Company upon completion of the Merger.

Ms. Donovan’s operational experience, federal government public service, and community development knowledge and expertise, as well as her experience with corporate governance, marketing, and business development matters, all qualify her to serve on the Board.

Mary M. Hentges joined the Board in March of 2025. Ms. Hentges currently serves on the boards of Upstart Holdings, Inc., as Director, Arizona State University Foundation for a New American University, as Director, and Kaiser Permanente Bernard J. Tyson School of Medicine as Director. Ms. Hentges formerly served on the board of Akili, Inc. till their sale in July 2024.

Ms. Hentges formerly served in operating roles including the following. Advising Chief Financial Officer of Noom, Inc. (through KongBasile) from 2022 to 2023; Interim Chief Financial Officer of SoundThinking, Inc. (formerly ShotSpotter) from 2020 to 2021; Chief Financial Officer and Executive Vice President of YapStone, Inc. from 2012 to 2014; Chief Financial Officer of CBS Interactive from 2010 to 2012; Chief Financial Officer and Vice President of PayPal, Inc. from 2003 to 2010; Assistant Corporate Controller of Agilent Technologies from 1999 to 2003; Finance Director at HP, Inc from 1994 to 1999; Audit Senior Manager at PWC from 1991 to 1994; Senior Manager at EY from 1981 to 1991.

Ms. Hentges received her undergraduate degree in Accounting from Arizona State University and was certified as a public accountant in Arizona (now inactive).

Ms. Hentges has over 30 years of leadership experience allocating capital, developing strategy, and leading global finance and administrative teams of small to large multi-national complex regulated corporations, and has been a CFO for over 20 years. Ms. Hentges’ experience and expertise qualify her to serve on the Board.

Marie C. Johns has over 30 years of experience as a leader in business, civic, and government service. Ms. Johns focuses on community service in the areas of education and economic development. She served as President of Verizon Washington and was nominated by President Barack Obama to serve as Deputy Administrator of the U.S. Small Business Administration (“SBA”). In 2011, under Ms. Johns’ leadership and initiatives, the SBA lent more than $30 billion to more than 60,000 small businesses, a record in the history of the SBA. Over 10 years ago, Ms. Johns founded L&L Consulting, LLC (now PPC-Leftwich LLC), a business development, organizational effectiveness and public policy consulting practice, which is based in Washington, D.C. and where she continues to serve as CEO. Ms. Johns has served on several boards of directors, including the Federal City Council, the Economic Club of Washington, D.C., the Washington, D.C. Chamber of Commerce, WLR Foods (a poultry producer), Kaiser Permanente of the Mid-Atlantic Region, Hager Sharp (a communications and marketing firm), Document Systems Inc. (a document imaging and storage firm) and Harvest Bank of Maryland. Ms. Johns is a Trustee of Howard University where she chairs the Student Life Committee and serves as vice chair of the Governance Committee. Ms. Johns is a member of the Greater Washington, D.C. Business Hall of Fame, one of the Greater Washington Board of Trade’s “Leaders of the Year” and the recipient of over 100 awards from different organizations for her community service. Ms. Johns received her B.S. and M.P.A. degrees from the O’Neill School of Public and Environmental Affairs at Indiana University where she currently serves as a member of the Dean’s Council and she formerly served as a Board member for the Tobias Center for Leadership Excellence. Prior to the Merger, Ms. Johns served as a Director of CFBanc since 2014 and as Chair of the Board of CFBanc since 2018. She was appointed to be the Lead Independent Director of the Company in 2021.

Ms. Johns has over 30 years of executive management experience in the public and corporate sectors. She has served on a variety of private company and not-for-profit boards and her expertise in governance, regulatory issues, business development, and the Washington D.C. market qualify her to serve on the Board as our Lead Independent Director.

William A. Longbrake has served as an Executive in Residence at the Robert H. Smith School of Business at the University of Maryland since June 2009 where he participates in the Center for Financial Policy, the Ed Snider Center and the Smith Enterprise Risk Consortium and writes a monthly economic newsletter for “Brain Trust.” Dr. Longbrake is active in numerous academic, business, and community service organizations, particularly those involving issues surrounding affordable housing and education. He is a current director of City First Enterprises. Dr. Longbrake is a former Chairman of the Board of Trustees of the College of Wooster, a residential four-year liberal arts college, and a former Chairman of the Board of HOPE LoanPort, a not-for-profit organization that provided a data management and communications web portal to housing counselors and home mortgage servicers. Dr. Longbrake is a director of the Boeing Employees Credit Union, President of the Seattle First Foundation, and a member of the Mortgage Markets Committee of the American Bankers Association. Dr. Longbrake was a Director of First Financial Northwest, a community bank located in Renton, Washington, from 2008-2010; a Director of the Federal Home Loan Bank of Seattle from 2002-2010; a Director of the Washington Financial League from 2002-2010 and a Director of the Washington State Investment Board from 2010-2023. He taught courses in business administration and finance at the University of Maryland and Seattle University. In 2007 Dr. Longbrake received the Distinguished Alumnus of the Year award from the Robert H. Smith School of Business of the University of Maryland. Dr. Longbrake began his career in Washington, D.C. where he served in various government positions, including Acting Senior Deputy Comptroller for Policy and Senior Deputy Comptroller for Resource Management for the Office of the Comptroller of the Currency and financial economist, chief financial officer, and deputy to the Chairman of the FDIC. He earned his B.A. degree in Economics from the College of Wooster and earned his master’s degree in Monetary Economics and his M.B.A. degree from the University of Wisconsin. He received his DBA (equivalent to a Ph.D.) degree in finance from the University of Maryland. Prior to the completion of the Merger, Dr. Longbrake was a director of CFBanc, and was appointed to be a director of the Company upon completion of the Merger.

Dr. Longbrake has extensive experience in finance and investments, macroeconomics and monetary policy, risk management, housing, and public policy. His extensive experience in accounting, banking, community development, and corporate governance experience, along with his regulatory, finance, and capital markets experience with both public and private companies qualify him to serve as a member on the Board.

David J. McGrady is a consultant specializing in community development issues and is a nationally recognized expert on the New Markets Tax Credit program. He has been a key advisor on more than 30 successful New Markets Tax Credit applications, with allocations totaling more than $1.7 billion, and has assisted those recipients in developing and implementing capitalization and deployment plans in their respective markets. He also advises banks, investors, foundations, municipalities and CDFIs, on a range of issues, including corporate structure and governance, capitalization, market and risk assessment, product development, underwriting loans and investments, portfolio management, and tax credit programs. Mr. McGrady was Director of Commercial Programs for the Center for Community Self-Help in Durham, North Carolina. Under his leadership, the Center for Community Self-Help originated over 1,300 higher risk business loans totaling more than $80 million. He is also a director of City First Enterprises, which is the bank holding company of the Company, chair of City First Enterprises’ Directors Loan Committee and a member of Calvert Impact Capital’s Investment Committee. Mr. McGrady received his bachelor’s degree from King University and law degree from Harvard University. Prior to the completion of the Merger, Mr. McGrady, served as a Director on the Board of CFBanc since 1998, and was appointed to be a director of the Company upon completion of the Merger.

Mr. McGrady’s experience in corporate governance and community development matters and legal expertise, as well as his background in finance and the real estate, mortgage, and tax credit industries, qualify him to serve on the Board.

Director Independence

We have adopted standards for director independence pursuant to the Nasdaq listing standards. The Board has considered relationships, transactions, and/or arrangements with each of its directors, and has determined that all of the Company’s non-employee directors (Mr. Bradshaw, Mr. Davidson, Ms. Donovan, Mr. Driver, Ms. Hentges, Ms. Johns, Dr. Longbrake, Mr. McGrady, and Mr. Ross) are “independent” under applicable Nasdaq listing standards and Securities and Exchange Commission (“SEC”) rules.

Board Leadership Structure

The Company currently operates under a leadership structure in which the positions of Chairman of the Board and Chief Executive Officer are combined. Mr. Argrett serves as the Chair of the Board as well as the Company’s President and Chief Executive Officer. Mr. Bradshaw serves as the Vice Chair of the Board and Ms. Johns serves as the Lead Independent Director.

We believe having Mr. Argrett serve as Chair of the Board and the Company’s Chief Executive Officer is appropriate because serving in those two capacities allows him to more effectively execute the Company’s strategic initiatives and business plans and confront its challenges. In addition, Mr. Argrett has extensive knowledge of all aspects of the Company and its business, risks, industry, and customers and is best positioned to elevate the most critical business issues for consideration by the Board. We also believe this current board leadership structure provides the Company with decisive and effective leadership with clearer accountability to stockholders and customers.

As the Chair of the Board, Mr. Argrett provides leadership to the Board and works with the Board and executive management to define the Board’s structure and coordinate its activities in the fulfillment of its responsibilities. In addition, he presides over periodic executive sessions of the Board and coordinates the agenda for meetings.

Mr. Argrett does not qualify as an independent director under the Nasdaq listing standards because of his role as the Company’s Chief Executive Officer. Therefore, the Board has designated Ms. Johns as Lead Independent Director, continuing a position that she has held since the Merger. As such, Ms. Johns chairs any meeting of the independent directors in executive session, works with the Board Chair and Vice Chair in coordinating agendas for meetings, serves as a liaison between the independent directors and management, and consults with the Board Chair and Chief Executive Officer on matters relating to corporate governance and Board performance.

As Chief Executive Officer of the Company, Mr. Argrett has general responsibility for supervision and management of the business affairs of the Company and is responsible for assuring that policy decisions of the Board are implemented as adopted. He, in conjunction with the Board, is responsible for the development and implementation of the Company’s strategic plans.

Risk Oversight

The Board’s role in the Company’s risk management process includes reviewing regular reports from senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic, and reputational risks. The Board reviews these reports to enable it to understand and assess the Company’s risk identification, risk management, and risk mitigation strategies. While the Board has the ultimate oversight, responsibility for the risk management process is delegated in part to various committees of both management and the Board. The Risk and Compliance Committee of the Bank’s board of directors reviews the development, implementation, and maintenance of risk management processes from a Bank-wide perspective and assesses the adequacy and effectiveness of the Bank’s risk management policies. In accordance with the Audit Committee charter, the Audit Committee assists the Board in its oversight of the Company’s risk assessment and risk management policies as well as the procedures adopted to implement those policies and the safety and soundness of the Company. The Directors Loan Committee evaluates and manages credit risk and loan concentration risk, while the Internal Asset Review Committee reviews loan classifications and loss risk in the Bank’s loan portfolio. In addition, the Asset and Liability Committee manages investment, interest rate, and financial risk exposure, the Compensation and Benefits Committee oversees the management of risks relating to our executive and non-executive compensation plans and arrangements, and the Corporate Governance Committee manages risks associated with the independence of the Board, potential conflicts of interest, and overall governance of the Company. While each committee oversees certain risks and the management of such risks, the entire Board is regularly informed of such risks through committee and management reports.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our directors, officers and employees, including our principal executive, principal financial and principal accounting officers, or persons performing similar functions. Our Code of Ethics is posted on our website at www.cityfirstbank.com. We intend to disclose future amendments to certain provisions of the Code of Ethics, and waivers of the Code of Ethics granted to executive officers and directors, on the website within four business days following the date of the amendment or waiver.

Identifying and Evaluating Nominees for Director

The Company’s Corporate Governance Committee is charged with the responsibilities of identifying and recommending candidates to be nominated for election as directors. The committee considers candidates suggested by its members, other directors, and stockholders in anticipation of upcoming director elections and other potential or expected Board vacancies. The committee will consider candidates nominated by stockholders provided that the stockholder submitting a nomination has complied with procedures set forth in the Company’s bylaws. See “Stockholder Proposals for Presentation at the Next Annual Meeting” for additional information regarding stockholder nominations of director candidates. The Corporate Governance Committee’s duties and responsibilities and the qualifications for director nominees are described in the Corporate Governance Committee Charter, which is available on the Company’s website at www.cityfirstbank.com.

All director candidates, including those nominated by stockholders, are evaluated on the same basis. In determining the needs of the Board and the Company, the Corporate Governance Committee considers the qualifications of current directors and consults with other members of the Board, the Chief Executive Officer and, where appropriate, external advisors. Generally, the Corporate Governance Committee believes that all directors should exemplify the highest standards of integrity and honesty, have demonstrated business acumen, experience, and ability to exercise sound judgment, and the ability to understand the Company and its industry and regularly attend and participate in Board and committee meetings. They should also have the interest and ability to understand the interests of the various constituencies of the Company, including stockholders, employees, customers, governmental units, creditors, and the general public. Director candidates who are not current directors are interviewed by one or more members of the Corporate Governance Committee, and the Chief Executive Officer and the results of those interviews are considered by the Corporate Governance Committee and the Board in their deliberations.

Committees and Meetings of the Board

The Company has three standing Board committees: the Audit Committee, the Compensation and Benefits Committee, and the Corporate Governance Committee. The Bank has six Board committees: the Audit Committee, the Risk and Compliance Committee, the Compensation and Benefits Committee, the Internal Asset Review Committee, the Directors Loan Committee, and the Corporate Governance Committee.

Company Committees

The Audit Committee consists of Dr. Longbrake (Chair), Ms. Donovan, Mr. Driver, Ms. Hentges, and Ms. Johns. This committee is responsible for the engagement and oversight of the Company’s independent registered public accounting firm. The Audit Committee, together with the corresponding committee of the Bank’s Board of Directors, is also responsible for oversight of the internal audit function of the Company, and assessment of accounting and internal control policies. The Audit Committee held ten (10) meetings during 2024. The Audit Committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act and has a written charter, which is available on the Company’s website at www.cityfirstbank.com. All the members of the Audit Committee are independent directors as defined under the Nasdaq listing standards. In addition, the Board has determined that Dr. Longbrake’s experience with accounting principles, financial reporting and evaluation of financial results qualifies him as an “audit committee financial expert,” as defined by the SEC.

The Compensation and Benefits Committee consists of Mr. Davidson (Chair), Mr. Ross, Mr. McGrady, and Dr. Longbrake. This committee, together with the corresponding committee of the Bank’s Board of Directors, is responsible for the oversight of salary and wage administration and various employee benefits policies and incentive compensation matters at the Company level. The Compensation and Benefits Committee is authorized to engage its own outside experts for advice.

The Chief Executive Officer recommends to the Compensation and Benefits Committee the amount and form of compensation for each of the executive officers other than himself, and the amount and form of compensation for the Chief Executive Officer is determined and approved by the Compensation and Benefits Committee and approved by the Board. The Compensation and Benefits Committee has a written charter, which is available on the Company’s website at www.cityfirstbank.com The Compensation and Benefits Committee held nine (9) meetings during 2024. All the members of the Compensation and Benefits Committee are independent directors as defined under the Nasdaq listing standards.

The Corporate Governance Committee consists of Ms. Johns (Chair), Mr. Davidson, Ms. Donovan, and Mr. Driver. This committee is designated as the Nominating Committee of the Board and is responsible for the review of the qualifications of persons being considered for election as directors, including existing directors, and for recommending candidates for election to the Board. The Corporate Governance Committee held six (6) meetings in 2024. Nominees for the 2025 Annual Meeting were recommended by the Corporate Governance Committee and approved by the Board. The Corporate Governance Committee’s duties and responsibilities and the qualifications for director nominees are described in the Corporate Governance Committee Charter, which is available on the Company’s website at www.cityfirstbank.com. All the members of the Corporate Governance Committee are independent directors as defined under the Nasdaq listing standards. The Corporate Governance Committee is authorized to retain any search firm in connection with identifying director nominees and has authority to approve the search firm’s fees and other retention terms.

Bank Committees

The Audit Committee consists of Dr. Longbrake (Chair), Ms. Donovan, Mr. Driver, Ms. Hentges, and Ms. Johns. This committee is responsible for the engagement and oversight of the Bank’s independent registered public accounting firm. The Audit Committee is also responsible for oversight of the internal audit function and assessment of accounting and internal control policies. The Audit Committee held ten (10) meetings during 2024.

The Risk and Compliance Committee consists of Mr. Bradshaw (Chair), Mr. Driver, Ms. Johns, and Dr. Longbrake. This committee is responsible for monitoring regulatory compliance, including oversight of the Bank’s compliance with cybersecurity-related issues. The Risk and Compliance Committee held seven (7) meetings during 2024.

The Compensation and Benefits Committee consists of Mr. Davidson (Chair), Dr. Longbrake, Mr. McGrady, and Mr. Ross. This committee is responsible for the oversight of salary and wage administration and various employee benefits policies and incentive compensation matters. This committee also evaluates the Chief Executive Officer’s performance, salary, and benefits, and makes recommendations regarding such matters for approval by the Board. The Compensation and Benefits Committee held nine (9) meetings during 2024.

The Internal Asset Review Committee consists of Mr. Ross (Chair), Mr. Bradshaw, Mr. Davidson, and Mr. McGrady. This committee is responsible for the review and approval of asset classifications and for monitoring delinquent loans and foreclosed real estate. In addition, the Internal Asset Review Committee reviews the adequacy of the Bank’s allowance for loan losses. The committee held nine (9) meetings during 2024.

The Directors Loan Committee consists of Mr. McGrady (Chair), Mr. Bradshaw, Ms. Donovan, and Mr. Ross. The Directors Loan Committee is responsible for developing the lending policies of the Bank, monitoring the loan portfolio and compliance with established policies, and approving specific loans in accordance with the Bank’s loan policy. The Loan Committee held thirteen (13)  meetings during 2024.

The Corporate Governance Committee consists of Ms. Johns (Chair), Mr. Davidson, Ms. Donovan, and Mr. Driver. This committee is responsible for the review of the qualifications of persons being considered for election to the Bank’s Board of Directors, including existing directors, and for nominating candidates for such election. The Corporate Governance Committee held six (6) meetings during 2024.

Board Meetings

The Boards of Directors of the Bank and the Company each held twelve (12) regular meetings during 2024. All incumbent directors, attended at least eighty-three (83%) percent of all meetings held during 2024 by the Boards of the Bank and the Company and the committees of the Board on which they served.

Director Attendance at Annual Meetings

The Company encourages all members of the Board to attend the Annual Meeting. Mr. Argrett and all the then-serving outside directors of the Company attended the 2024 Annual Meeting of Stockholders.

Communications with the Board

The Board has an established process for stockholder communications with the Board. Stockholders may send communications to the Board or any individual director by mail addressed to: Board of Directors, Broadway Financial Corporation, 4601 Wilshire Boulevard, Suite 150, Los Angeles, California 90010. Communications addressed to the Board are reviewed by the Corporate Secretary and directed to the Chair of the Board for further review and distribution to all members of the Board. Communications addressed to individual directors are forwarded directly to the office of the named director.

AUDIT COMMITTEE REPORT

The following Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filings by the Company under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent we specifically incorporate this Report by reference.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the Company’s systems of internal controls. The Company’s independent registered public accounting firm for the fiscal year ended December 31, 2024, Moss Adams LLP, is responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

The Audit Committee operates under a written charter approved by the Board. The Charter provides, among other things, that the Audit Committee has full authority to engage the independent auditor, independent advisors, and consultants.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2024, with management and the independent auditors, Moss Adams LLP, including a discussion of the quality, not just the acceptability, of the accounting principles applied, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

The Audit Committee reviewed with the independent registered public accounting firm such matters as are required to be discussed with the Audit Committee under the requirements and standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and the SEC. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and the Company, including the matters in the written disclosures and letter received by the Committee as required by the rules of the PCAOB regarding the independence of such auditors, and has considered the compatibility of non-audit services provided by the auditors with the auditors’ independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations or audits, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2024.

Audit Committee

Dr. William A. Longbrake, Chair

Ms. Mary Ann Donovan

Mr. John M. Driver

Ms. Mary M. Hentges

Ms. Marie C. Johns

EXECUTIVE OFFICERS

The following table sets forth information with respect to current executive officers of the Company and the Bank who are not directors. Except as noted, all references to the Bank refer to City First Bank, National Association. Officers of the Company and the Bank serve at the discretion of, and are elected annually by, the respective Boards of Directors.

Name	Age(1)	Principal Occupation during the Past Five Years
Zakariya Ibrahim	49
Executive Vice President and Chief Financial Officer of the Company since May 2024. Previously Executive Director, Head of Corporate Finance for Texas Capital Bancshares Inc., a U.S. bank holding company, since April 2022, and Senior Vice President and Director of Finance for TIAA Bank, a U.S. bank holding company, from May 2019 until April 2022.

Elizabeth Sur	63
Executive Vice President, General Counsel and Chief Risk Officer of the Company and Bank since May 2024. Previously a Managing Director and Regulatory Intelligence executive at Wells Fargo Bank, a U.S. financial services company, since 2022 and Managing Director and Head of Regulatory Relations for Barclays Bank, a multinational company, from 2018 until 2022.

John Tellenbach	58
Executive Vice President, West Commercial Regional Executive of the Company since February 2023. Senior Vice President and Chief Credit Officer of Malaga Bank, a community banking company, beginning in 2015.

LaShanya Washington	51
Executive Vice President, Chief Credit Officer of the Company since April 2023 and Senior Vice President, Deputy Chief Credit Officer since August 2022. Senior Vice President and Senior Credit Officer of the Bank since April 2022 and Credit Risk Officer since February 2019.

Sonja S. Wells	70
Executive Vice President, East Commercial Regional Executive of the Company, and of the Bank since April 2023. Previously Executive Vice President and Chief Lending Officer of the Bank since January of 2021. Senior Vice President and Interim Chief Lending Officer of the Bank from May 2020 to January 2021 and prior to that Senior Vice President and Relationship Manager of the Bank from July 2015.

(1)	As of March 31, 2025

EXECUTIVE COMPENSATION

Summary Compensation Table

The Summary Compensation Table includes information concerning the compensation paid to or earned by our Chief Executive Officer (“CEO”) and our two other most highly compensated executive officers. Each executive is referred to herein as a named executive officer (“NEO”).

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total ($)
Brian E. Argrett Chief Executive Officer	2024	$577,500	$153,171	$115,869	$61,924	$908,464
	2023	$577,500	$275,000	$114,883	$75,876	$1,043,259
Zakariya Ibrahim, Chief Financial Officer	2024	$248,504	$174,997	$-	$28,092	$451,593

Ruth McCloud Former Chief Operating Officer	2024	$270,000	$42,620	$39,751	$21,583	$373,954
	2023	$270,000	$73,736	$42,621	$38,263	$424,620

(1)
This column reports the grant date fair value of restricted stock granted during each year reported. The amounts reported in this column have been calculated in accordance with FASB ASC Topic 718. A description of the methodologies and assumptions we use to value equity awards and the manner in which we recognize the related expense are described in Note 15 to our consolidated financial statements, Stock-Based Compensation.

(2)
The amounts shown represent the cash incentive compensation awards earned by each NEO under the Bank’s Incentive Plan for Management (“Incentive Plan”), based on the objective criteria established by the Board at the beginning of each year. The Company’s achievement of such objective criteria is determined by the Board’s compensation and benefits committee (“Compensation and Benefits Committee”). The Compensation and Benefits Committee evaluates the performance results at the beginning of the following year and approves the amounts of bonuses to be paid.

(3)
Includes amounts paid by the Company to the 401(k) account of the NEO and allocations under the City First Bank, National Association Employee Stock Ownership Plan. Also includes perquisites and other benefits consisting of social club dues, automobile and telephone allowances, health benefits and life insurance premiums.

Employment Agreements

We are not party to an employment agreement with Mr. Ibrahim. Below is a description of the employment agreements in effect during 2024 with each of Mr. Argrett and Ms. McCloud.

Brian Argrett

The Company and Mr. Argrett are parties to an employment agreement effective November 17, 2021 (the “Argrett Employment Agreement”), providing for Mr. Argrett’s continued service as the Company’s President and Chief Executive Officer and a member of the Board and the board of directors of the Bank. The Argrett Employment Agreement has a five-year term beginning on April 1, 2021, subject to annual one-year automatic extensions thereafter unless the Company or Mr. Argrett provides at least 90-days’ prior written notice. Under the agreement, Mr. Argrett is entitled to an annual base salary, which was most recently set at $577,500 effective January 1, 2023 and which may be further increased but not decreased (other than in connection with an across-the-board reduction in salary applicable to other executive officers) in the Board’s discretion. Mr. Argrett’s target bonus is equal to 30% of his base salary based on the degree of achievement of specified business plan objectives as evaluated annually by the Compensation and Benefits Committee. No bonus will be paid if the degree of achievement of the business plan objectives is less than 80%. The cash bonus will range from 24% of base salary if the degree of achievement of the business plan objectives is 80% up to a maximum of 37.5% of base salary if the degree of achievement of the business plan objectives is 125% or more.

Mr. Argrett is eligible for annual opportunities to receive grants of restricted stock, with the grant date value determined by the Compensation and Benefits Committee based on the degree of achievement of specified performance metrics determined by the Company. The target grant date value of such grants for each year is 40% of base salary. No equity grants will be made if the degree of achievement of specified business plan objectives is less than 80%, and the grants will range in grant date value from 32% of base salary if the degree of achievement of the business plan objectives is 80% up to a maximum of 50% of base salary if the degree of achievement of the business plan objectives is 125% or more. All such awards will vest as to 33% on the first anniversary of grant, with the remainder vesting in equal monthly installments over the following 24 months, or in full in the event of Mr. Argrett’s death, disability, termination for Good Reason, or termination by the Company without Cause. “Cause” includes Mr. Argrett’s failure to substantially perform duties or material breach of the Argrett Employment Agreement or Company policy by Mr. Argrett (each after a permitted cure period); willful violation of law or regulation; conviction of a felony and certain other events of a comparable nature. “Good Reason” includes the demotion of Mr. Argrett or reduction of his authority or responsibilities; reduction of his salary (other than a reduction described above); failure to reelect him to the Board or the board of directors of the Bank; relocation of his current primary work location by more than 20 miles; or the Company’s material breach of the Argrett Employment Agreement (after a permitted cure period).

Under the Argrett Employment Agreement, Mr. Argrett is entitled to: (i) vacation of 30 days annually, with right to carry over up to 15 days of vacation; (ii) automobile allowance of $1,500 per month; (iii) medical, dental, life and long-term disability insurance, and other benefit programs provided to other senior executives of the Company; (iv) 401(k) plan participation with current Company matching contribution policy; and (v) social club dues in accordance with Company policy, including dues currently paid by the Company of $1,500 per month.

Mr. Argrett would be entitled to receive the following severance payments upon termination of his employment by the Company without Cause, by Mr. Argrett for Good Reason, or due to Disability. “Disability” under the agreement means that either (A) Mr. Argrett is deemed disabled for purposes of any group or individual long-term disability policy maintained by the Company that covers Mr. Argrett, or (B) in the good faith judgment of the Board, Mr. Argrett is substantially unable to perform his duties under the Argrett Employment Agreement for more than one hundred twenty (120) days, whether or not consecutive, in any twelve (12) -month period, by reason of a physical or mental illness or injury. Such payments would include the amount of any earned but unpaid bonus for services rendered by Mr. Argrett during the previous calendar year, plus 36 months of the base salary and other benefits summarized above (to the extent permitted under the applicable benefit plans) payable over that period in accordance with the Company’s normal payroll practices. If Mr. Argrett’s employment is terminated by the Company upon his death or due to Disability, Mr. Argrett will also receive any earned but unpaid bonus for services rendered during the calendar year of termination, provided that he was employed by the Company for at least six months during the calendar year of termination. If he is employed by the Company for less than the full calendar year in which the termination occurs, the bonus will be prorated based on the ratio of the number of days he is employed during the calendar year to 365 days. Payment of the severance payment is conditioned on the execution of a release of claims against the Company. If Mr. Argrett’s employment is terminated by the Company without Cause or by Mr. Argrett for Good Reason within two years after a Change in Control (as defined in the Argrett Employment Agreement), he will be entitled to receive the discounted present value of the severance in a lump sum payable within 10 days after a release of claims against the Company becomes effective. The Argrett Employment Agreement also contains customary prohibitions against solicitation of customers and employees and prohibitions against disclosure of confidential information of the Company.

Ruth McCloud

During 2024, Ruth McCloud served as Chief Operating Officer pursuant to an employment agreement (the “McCloud Employment Agreement”) entered into with the Company and the Bank effective in May 2017 and subsequently amended in certain respects. The McCloud Employment Agreement provided for an initial term of employment of three years, subject to annual one-year extensions by mutual agreement of the parties. The McCloud Employment Agreement provided for the payment of an annual base salary, which was $270,000 for 2023 and 2024.   The McCloud Employment Agreement also provided for participation in the Bank’s Employee Stock Ownership Plan, eligibility to receive equity-based awards pursuant to the Company’s 2018 Long-Term Incentive Plan of such types and in such amounts as are determined by the Board, and eligibility to participate in all employee benefit plans applicable to senior executive officers, including the Bank’s Incentive Plan, the Company’s 401(k) plan (with continuation of the Company’s employee contribution matching policy as of the effective date of the employment agreements), and medical, dental, life and long-term disability programs.

Ms. McCloud retired effective March 31, 2025.

The McCloud Employment Agreement contains post-employment non-solicitation provisions pursuant to which, for a period of twelve months following termination the executive is prohibited from (i) attempting to influence any customer of the Company or the Bank to discontinue use of the Company’s or the Bank’s services, or (ii) attempting to disrupt the relationship between the Company or the Bank and any of their respective employees, customers or other persons having specified relationships with the Company or the Bank.

Incentive Compensation

The Bank’s Incentive Plan is designed to reward management for productivity, high performance, and implementing the business plan and vision of the Bank. The Compensation and Benefits Committee establishes performance objectives in advance of each year. These performance objectives are derived from the Company’s Strategic Plan, which is reviewed and approved by the Board annually, and typically covers the ensuing three years. The compensation payable under the Incentive Plan is tied directly to the attainment of the pre-established performance objectives. The Incentive Plan provides for a minimum, target, and maximum incentive opportunity equal to cash awards of 24%, 30%, and 37.5%, respectively, of base salary for the CEO, and cash awards of 20%, 25%, and 31%, respectively, of base salary for the other senior executive officers, and lower percentages of base salary for other managers.

In order for the Incentive Plan participants to receive any form of payout, a minimum financial threshold of 80% of the Board approved consolidated net earnings for the Incentive Plan year must be achieved. For each year, the Board establishes specific objectives in the following areas:

•	Net Earnings

•	Capital

•	Compliance

•	Net Loan Growth

•	Asset Quality

•	Core Deposit Growth

At the end of the Incentive Plan year, each goal is assessed, and results calculated. The Compensation and Benefits Committee, pursuant to the terms of the Incentive Plan, determined that the pre-established objectives for 2024 and 2023 were achieved at least in part, and those achievements were used by the Committee to determine the payouts for the annual incentive awards for the respective year and the restricted stock awards that were granted in 2024 and 2023.

Grants of Plan-Based Awards in 2024 and 2023

During 2024, a restricted stock award totaling 25,743 Class A shares was granted to Mr. Argrett under the Amended and Restated 2018 Long Term Incentive Plan. During 2023, a restricted stock award totaling 32,126 Class A shares was granted to Mr. Argrett under the 2018 Long Term Incentive Plan.

During 2024, restricted stock awards totaling 31,645 and 7,163 shares were granted to each of Mr. Ibrahim and Ms. McCloud, respectively, under the Amended and Restated 2018 Long Term Incentive Plan. During 2023, a restricted stock award totaling 8,614 shares was granted to Ms. McCloud under the 2018 Long Term Incentive Plan.

There were no grants of restricted stock units or stock options to the NEOs for the years ended December 31, 2024 and 2023.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by each NEO as of December 31, 2024.

		Option Awards			Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)(1)	Option Exercise Price ($)(2)	Option Expiration Date(3)	Number of Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)
Brian E. Argrett	—	—	—	—	52,882(4)	$362,242
Zakariya Ibrahim	—	—	—	—	31,645(5)	$216,768
Ruth McCloud	12,500	—	12.96	02/24/2026	16,638(6)	$113,970

(1)	Options became fully vested on February 24, 2021.
(2)	Based upon the fair market value of a share of Company common stock on the date of grant.
(3)	Terms of outstanding stock options are for a period of ten years from the date the option is granted.
(4)
5,935 of these shares vest on March 16, 2025, 10,602 of these shares vest on each of June 21 2025 and 2026, and with respect to the remaining 25,743 of these shares, 33.3% vest on the one year anniversary of the grant date of March 24, 2026, and the remaining 66.6% of these shares vest ratably over the succeeding 24 months after the anniversary date.

(5)	These shares vest in equal annual installments on each of April 8, 2025, 2026 and 2027 for Mr. Ibrahim.
(6)
1,722 of these shares vested on March 16, 2025, 861 of these shares vest on March 16, 2026, and 1,723 shares vest on each of March 26, 2025, 2026, 2027 and 2028 and the remaining 7,163  of these shares vest in five equal annual installments on each anniversary of March 26, 2025.  Shares that remained unvested were forfeited at the time of retirement.

Insider Trading Policy

We have adopted an insider trading policy and related procedures which govern the purchase, sale, and/or other dispositions of the Company’s securities by directors, officers and employees that we believe are reasonably designed to promote compliance with insider trading law, rules and regulations, and the exchange listing standards applicable to the Company. In addition, from time to time, the Company may engage in transactions in its own securities, including share issuances and repurchases. The Company’s practices with respect to share issuances and repurchases, which are overseen by the Finance and Legal Departments (and, if appropriate, approved by the Board or appropriate committee), are designed to promote compliance with applicable insider trading and other securities laws, rules, regulations and listing standards. Transactions pursuant to equity-based compensation arrangements are conducted in accordance with the terms of the plans and agreements.

Anti-Hedging Policy

Our employees, officers, and directors are prohibited from engaging in any kind of hedging transaction that could reduce or limit such person’s holdings, ownership, or interest in or to any securities of the Company. Prohibited transactions include the purchase of financial instruments such as prepaid variable forward contracts, instruments for short sale or purchase or sale of call or put options, equity swaps, collars, or units of exchangeable funds, that are designed to, or that may reasonably be expected to, have the effect of hedging or offsetting a decrease in the market value of any securities of the Company.

Clawback Policy

In October 2023, we adopted a clawback policy intended to comply with the requirements of Nasdaq Listing Standard 5608 implementing Rule 10D-1 under the Exchange Act. In the event the Company is required to prepare an accounting restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws, the Company will seek to recover, on a reasonably prompt basis, the excess incentive-based compensation received by any covered executive, including our named executive officers, during the prior three fiscal years that exceeds the amount that the executive otherwise would have received had the incentive-based compensation been determined based on the restated financial statements.

Equity Award Grant Practices

Equity awards are discretionary and are generally granted to our named executive officers in March of each year in connection with the annual review process. In certain circumstances, including the hiring or promotion of an officer, the Compensation and Benefits Committee may approve grants to be effective at other times. The Company does not currently grant stock options to its employees. The Compensation and Benefits Committee did not take material nonpublic information into account when determining the timing and terms of equity awards in 2024, and the Company does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive “compensation actually paid” and certain financial performance of the Company.

Year (a)	Summary Compensation Table Total for PEO (Argrett)(1) (b)	Compensation Actually Paid to PEO (Argrett)(2) (c)	Average Summary Compensation Table Total for Non-PEO NEOs(3) (d)	Average Compensation Actually Paid to Non-PEO NEOs(4) (e)	Value of Initial Fixed $100 Investment Based On Total Stockholder Return(5) (f)	Net Income(6) (g)
2024	$908,464	$910,024	$412,774	$530,892	$37	$1,926,000,000
2023	$1,043,259	$973,015	$438,362	$418,349	$37	$4,514,000,000
2022	$1,032,713	$961,340	$427,550	$408,075	$44	$5,636,000,000

(1)
The dollar amounts reported in column (b) represent the amount reported for Mr. Argrett (the Company’s Chief Executive Officer)  for each of the corresponding years in the “Total” column of our Summary Compensation Table.

(2)
The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Argrett as computed in accordance with Item 402(v) of Regulation S-K and do not reflect the total compensation actually realized or received by our CEO. In accordance with these rules, these amounts reflect “Total Compensation” as set forth in the Summary Compensation Table for each year, adjusted as shown below. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

Compensation Actually Paid to PEO	2024
Argrett
Summary Compensation Table Total	$908,464
Less, value of “Stock Awards” and “Option Awards” reported in Summary Compensation Table	$(153,176)
Plus, year-end fair value of outstanding and unvested equity awards granted in the year	$176,340
Plus, fair value as of vesting date of equity awards granted and vested in the year	—
Plus (less), year over year change in fair value of outstanding and unvested equity awards granted in prior years	$1,628
Plus (less), change in fair value from prior year end to vesting date of equity awards granted in prior years that vested in the year	$(23,232)
Less, prior year-end fair value for any equity awards forfeited in the year	—
Plus, dividends or other earnings paid on awards in the covered fiscal year prior to vesting if not otherwise included in the SCT Total for the covered fiscal year	—
Compensation Actually Paid to PEO	$910,024

(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding the PEO) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs included for these purposes in each applicable year are as follows: (i) for 2024, Mr. Ibrahim and Ms. McCloud and (ii) for 2023 and 2022, Ms. Battey and Ms. McCloud.

(4)
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding the PEO), as computed in accordance with Item 402(v) of Regulation S-K. In accordance with these rules, these amounts reflect “Total Compensation” as set forth in the Summary Compensation Table for each year, adjusted as shown below. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of the grant.

Average Compensation Actually Paid to Non-PEO NEOs	2024
Average Summary Compensation Table Total	$412,774
Less, average value of Stock Awards reported in Summary Compensation Table	$(108,809)
Plus, average year-end fair value of outstanding and unvested equity awards granted in the year	$230,908
Plus, average fair value as of vesting date of equity awards granted and vested in the year	—
Plus (less), average year over year change in fair value of outstanding and unvested equity awards granted in prior years	$568
Plus (less), average change in fair value from prior year end to vesting date of equity awards granted in prior years that vested in the year	$(4,548)
Less, average prior year-end fair value for any equity awards forfeited in the year	—
Plus, average dividends or other earnings paid on awards in the covered fiscal year prior to vesting if not otherwise included in the SCT Total for the covered fiscal year	—
Average Compensation Actually Paid to Non-PEO NEOs	$530,892

(5)
Total Stockholder Return (TSR) is calculated by dividing (a) the sum of (i) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between the Company’s share price at the end of each fiscal year shown and the beginning of the measurement period, and the beginning of the measurement period by (b) the Company’s share price at the beginning of the measurement period. The beginning of the measurement period for each year in the table is December 31, 2021.

(6)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.

Description of Certain Relationships between Information Presented in the Pay versus Performance Table

While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Compensation Actually Paid and Cumulative TSR

Relationship between NEO Compensation
Actually paid and Company TSR
Compensation Actually Paid
$1,200,000.00
$1,000,000.00
$800,000.00
$600,000.00
$400,000.00
$200,000.00
$-
Total Shareholder Return (TSR)
$46.00
$44.00
$42.00
$40.00
$38.00
$36.00
$34.00
$32.00
FY2022
FY2023
FY2024
Compensation Actually Paid to PEO (Bradshaw)
Compensation Actually Paid to PEO (Argrett)
Average Compensation Actually Paid to Non-PEO NEOs
Value of $100 investment in BYFC

Compensation Actually Paid and Net Income

DIRECTOR COMPENSATION

Effective January 1, 2022, the non-employee directors of the Company are entitled to a quarterly fee of $12,500 (“Board Service Retainer”). In addition, outside directors who serve as Chair of one or more committees receive an additional quarterly fee of $1,500 (“Committee Chair Service Retainer”). In lieu of the Board Service Retainer payments, any outside director who serves as Lead Independent Director receives a quarterly fee of $14,000, and any outside director who serves as Chair of the Board receives a quarterly fee of $15,000. In addition, each calendar year the Company issues $12,000 in unrestricted stock to each outside director for service during such year.

Members of the Board do not receive separate compensation for their service on the board of directors of the Bank.

The following table summarizes the compensation paid to non-employee directors for the year ended December 31, 2024.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Wayne-Kent A. Bradshaw	$56,000	$12,000	$68,000
Robert C. Davidson	$56,000	$12,000	$68,000
Mary Ann Donovan	$50,000	$12,000	$62,000
John Driver	$50,000	$12,000	$62,000
Marie C. Johns	$62,000	$12,000	$74,000
William A. Longbrake	$56,000	$12,000	$68,000
David J. McGrady	$56,000	$12,000	$68,000
Dutch C. Ross III	$56,000	$12,000	$68,000

(1)	Includes payments of annual retainer fees, and retainer fees paid to chairs of Board committees.
(2)
The amounts shown reflect the aggregate fair value of stock awards on the grant date, as determined in accordance with FASB ASC Topic 718. For each director, the number of shares of Common Stock was determined by dividing the grant date value of the award, $12,000, by $4.84, the closing price of the Company’s Common Stock on May 24, 2024, the date of grant. As of December 31, 2024, none of the directors held any outstanding equity awards.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions by us with related persons are subject to formal written policies, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act and the Federal Reserve’s Regulation W (which govern certain transactions by us with our affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by the Bank to its executive officers, directors, and principal stockholders). We have adopted policies to comply with these regulatory requirements and restrictions. The Company’s current loan policy provides that all loans made by the Company or its subsidiary to its directors and executive officers or their associates must be made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons of similar creditworthiness who are not related to the Company and must not involve more than the normal risk of collectability or present other unfavorable features. As of December 31, 2024, the Company did not have any loans to related parties or affiliates. Loans to insiders and their related interests require approval by the Board, or a Board designated committee. We also apply the same standards to any other transactions with an insider. Personal loans made to any executive officer or director must comply with Regulation O. Additionally, loans and other related party transactions are subject to Audit Committee review and approval requirements.

From time to time, City First Enterprises and the Bank will each make an investment in the same community development project. These loans by the Bank are made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and do not involve more than the normal risk of collectability or present other unfavorable features. All such loans are reviewed, approved, or ratified by the Director’s Loan Committee of the Bank and are made in accordance with the Bank’s lending and credit policies.

Parents of Smaller Reporting Company

City First Enterprises is the owner of 861,843 shares of our Voting Common Stock, which represents approximately 14.05% of our Voting Common Stock outstanding at March 31, 2025. In addition, four members of our board – Mr. Argrett, our President and CEO, Dr. Longbrake, Mr. McGrady, and Ms. Donovan – are also members of the Board of Directors of City First Enterprises.

PROPOSAL 2. RATIFICATION ON AN ADVISORY (NON-BINDING) BASIS OF THE APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board has appointed Crowe, LLP (“Crowe”) on an advisory (non-binding) basis as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025. This appointment is being submitted to the stockholders for their consideration and ratification as a matter of good corporate governance. Notwithstanding the appointment of Crowe, and even if our stockholders ratify the appointment, the Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if the Audit Committee believes that such a change would be in the best interests of the Company and our stockholders. If the appointment of Crowe is not ratified by the stockholders, the Audit Committee will consider the stockholders’ vote in deciding whether to reappoint Crowe as independent registered public accounting firm in the future.

It is anticipated that representatives of Moss Adams LLP (“Moss Adams”) will be present at the Annual Meeting. The Moss Adams representatives will be given an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from stockholders. Moss Adams performed the independent audits of the Company’s consolidated financial statements for the fiscal years ended December 31, 2024 and 2023.

Recent Changes in Independent Registered Public Accounting Firm

Dismissal of Moss Adams

The Board conducted a competitive process to determine the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025. Our Board invited several independent registered public accounting firms to participate in the process.

Following the review of proposals from the independent registered public accounting firms that participated in this process, on December 18, 2024, the Audit Committee dismissed Moss Adams as the Company’s independent registered public accounting firm, effective upon Moss Adams's issuance of its audit report on the Company’s fiscal year ending December 31, 2024 financial statements.

The audit reports of Moss Adams on the consolidated financial statements of the Company as of and for the years ended December 31, 2024 and 2023, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2023 and December 31, 2024, there were (i) no “disagreements” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, between the Company and Moss Adams on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which that, if not resolved to Moss Adams’ satisfaction, would have caused Moss Adams to make reference to the subject matter of any such disagreement in connection with its reports for such years and interim period and (ii) no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K during the two most recent fiscal years or the subsequent interim period.

Appointment of Crowe

On December 18, 2024, our Board appointed Crowe as its new independent registered public accounting firm for the year ended December 31, 2025, effective upon Moss Adams's issuance of its audit report on the Company’s fiscal year ending December 31, 2024 financial statements. During the fiscal years ended December 31, 2024 and December 31, 2023, and the subsequent interim period preceding Moss Adams’ dismissal, neither the Company nor anyone on its behalf consulted with Crowe regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements and neither a written report nor oral advice was provided to the Company that Crowe concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
THE PROPOSAL TO RATIFY ON AN ADVISORY (NON-BINDING) BASIS THE APPOINTMENT OF
CROWE LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Principal Accountant Fees and Services

The Audit Committee reviews and pre-approves all audit and non-audit services performed by its independent registered public accounting firm, as well as the fees charged for such services, in accordance with the pre-approval policies and procedures that have been established by the Audit Committee. All fees incurred in the years ended December 31, 2024 and 2023 for services rendered by Moss Adams were approved by the Audit Committee. No non-audit services were provided by Moss Adams (Spokane, Washington, PCAOB ID 650) for the years indicated.

The following table sets forth the aggregate fees billed to us by Moss Adams for the years indicated, inclusive of out-of-pocket expenses.

	2024	2023
	(In thousands)
Audit fees(1)	$583	$875
Audit-related fees	—	—
Tax fees (2)	44	—
All other fees	—	—
Total fees	$627	$875

(1)
Aggregate fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements included in the Company’s Annual Report on Form 10-K and for the reviews of the Company’s consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q. The services provided by the independent accounts are for SEC-related filings only.

(2)	Aggregate fees billed for professional services rendered for the Agreed-Upon-Procedures and attestation to evaluate the Company’s Emergency Capital Investment Program quarterly supplemental reports.

PROPOSAL 3. ADVISORY (NON-BINDING) VOTE TO APPROVE
EXECUTIVE COMPENSATION

Our overall executive compensation program, as described in this Proxy Statement, is designed to pay for performance and directly align the interests of our executive officers with the long-term interests of our stockholders.

Our stockholders are asked to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules. Accordingly, stockholders will be asked at the Annual Meeting to vote on the following resolution:

“Resolved, that the stockholders of Broadway Financial Corporation hereby approve the compensation of the Named Executive Officers as disclosed in the Summary Compensation Table and other tables and narratives of the Proxy Statement for the Annual Meeting pursuant to Item 402 of Regulation S-K.”

This vote will not be binding on the Company’s Board and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty of the Board. Nor will it affect any compensation paid or awarded to any executive officer. The Compensation and Benefits Committee and the Board may, however, take the outcome of the vote into account when considering future executive compensation arrangements. The Company’s Board has adopted a policy to include an advisory resolution to approve the compensation of our Named Executive Officers (a “say-on-pay” vote) annually. Accordingly, unless the Board modifies its policy on the frequency of future “say-on-pay” votes, the next advisory vote to approve our executive compensation will occur at the 2026 Annual Meeting of Stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4. VOTE TO APPROVE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO REMOVE

THE PROVISION SPECIFYING THE CIRCUMSTANCES UNDER WHICH CAUSE FOR REMOVAL OF A DIRECTOR SHALL BE DEEMED TO EXIST

Background

Article FIFTH, Section C (the “Removal Provision”) of the Amended and Restated Certificate of Incorporation of Broadway Financial Corporation (the “Certificate of Incorporation”) provides, among other things, that a director may be removed only for cause as determined by the affirmative vote of the holders of at least a majority of the shares then entitled to vote in an election of directors and states the circumstances under which cause for removal of a director shall be deemed to exist.

The Board has reviewed this provision and wishes to avoid the cost and distraction that could result from unmeritorious litigation relating to it.

On May 7, 2025, the Board unanimously approved and declared advisable, a proposed amendment to the Certificate of Incorporation that would remove the provision specifying the circumstances under which cause for removal of a director shall be deemed to exist and make other simplifying changes (the “Removal Amendment”).

The Removal Amendment would make the following changes to the Removal Provision (with deletions indicated by strikethrough and in red font, and additions indicated by underlining and in blue font):

Removal. ~~A~~For so long as the board of directors is classified, a director may be removed only for cause ~~as determined~~ by the affirmative vote of the holders of at least a majority of the shares then entitled to vote in an election of directors~~, which vote may only be taken at an annual meeting or a special meeting of stockholders called expressly for that purpose. Cause for removal shall be deemed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or has been adjudged by a court of competent jurisdiction to be liable for gross negligence or misconduct in the performance of such director’s duty to the corporation and such adjudication is no longer subject to direct appeal~~.

The Board has determined that the Removal Amendment is in the best interests of the Company and its stockholders. In making this determination the Board considered the provisions of the Delaware General Corporation Law (the “DGCL”) limiting the ability of stockholders to remove directors on a classified board to circumstances where “cause” for such removal exists, but that “cause” is not defined under the DGCL. Rather, the circumstances constituting cause have been defined through caselaw, and the circumstances where a court could find cause to exist cannot be defined precisely. While the current definition captures much of what could be cause, recently stockholders have argued that definitions such as that in the Removal Provision do not capture all circumstances where cause has been deemed to exist under caselaw, and thus violate the DGCL. While the Board believes such a claim, if brought, would be meritless, the Board also believes that the issue is largely academic and if raised would be an unnecessary distraction. Accordingly, it believes that it is preferable to remove the definition of cause and rely on the common law definition of that term as developed in Delaware caselaw.

If the Removal Amendment is approved by our stockholders at the Annual Meeting, the Removal Amendment would become effective upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, which is expected to take place promptly after stockholder approval is obtained.

Effect of Removal Amendment if Approved.

If the Removal Amendment is approved by our stockholders, the definition of what constitutes “cause” for removal would be deleted from our Certificate of Incorporation and whether a director’s removal could be “for cause” would be determined based on Delaware common law. By way of example, Delaware courts have found “cause” to exist for removal in cases where directors are found to have engaged in malfeasance in office, gross misconduct or neglect, false or fraudulent misrepresentations inducing the director’s appointment, willful conversion of corporate funds, breach of the obligation to make full disclosure, gross incompetence, gross inefficiency and moral turpitude.

In addition to removing the provision specifying the circumstances under which cause for removal of a director shall be deemed to exist, the Removal Amendment would clarify that removal only for cause applies for so long as the board of directors is classified, which is already the case given the application of Section 141(k)(a) of the Delaware General Corporation Law.

The Removal Amendment would also delete the provision stating that a removal vote may only be taken at an annual meeting or a special meeting of stockholders called expressly for that purpose.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO REMOVE THE PROVISION SPECIFYING THE CIRCUMSTANCES UNDER WHICH CAUSE FOR REMOVAL OF A DIRECTOR SHALL BE DEEMED TO EXIST.

STOCKHOLDER PROPOSALS FOR PRESENTATION

AT THE NEXT ANNUAL MEETING

Pursuant to Rule 14a-8 of the Exchange Act, stockholders who wish to submit proposals for inclusion in the proxy statement for the 2026 Annual Meeting of Stockholders must send such proposals to our Corporate Secretary at the address set forth on the first page of this Proxy Statement. Such proposals must be received by us on or before January 19, 2026 and must comply with Rule 14a-8 of the Exchange Act. Such proposals may or may not be included in the proxy statement.

Under the Company’s bylaws, if a Stockholder intends to make a nomination for director election or present a proposal for other business (other than pursuant to Rule 14a-8 of the Exchange Act) at the 2026 Annual Meeting of Stockholders, the stockholder’s notice must be received by our Corporate Secretary no earlier than the 120th day and no later than the 90th day before the anniversary of the last annual meeting (i.e., no earlier than March 2, 2026 and no later than April 1, 2026); provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be received by the Corporate Secretary not later than 90 days prior to the date of the annual meeting or, if later, 10 days following the day on which public disclosure of the date of the annual meeting is first made by the corporation. The notice must state the nominee’s name, age, business and residence addresses, principal occupation or employment, and the class and number of shares of Common Stock beneficially owned by the nominee on the date of the notice. The required notice must also disclose certain information relating to the nominee of the type required to be disclosed in a proxy statement and in certain other filings under federal securities laws. In addition to satisfying the deadlines in the advance notice provisions of our bylaws, a stockholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions must provide the notice required under Rule 14a-19, the SEC’s universal proxy rule, to the Corporate Secretary of the Company no later than May 1, 2026.

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of our notice of annual meeting of stockholders, proxy statement, and accompanying documents, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure is intended to reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect other mailings.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the notice of annual meeting of stockholders, proxy statement and accompanying documents, or if you hold shares of common stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please sending a written request to Broadway Financial Corporation, 4601 Wilshire Boulevard, Suite 150, Los Angeles, California 90010, Attention: Audrey A. Phillips, or by telephone at 202-243-7141.

If you participate in householding and wish to receive a separate copy of the notice of annual meeting of stockholders, proxy statement and the accompanying documents, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact the Corporate Secretary as indicated above.

Broadway Financial Corporation’s 2024 Benefit Report
Objectives

The Company, through its subsidiary City First Bank, National Association, aims to create both general and specific public benefits in the District of Columbia, Los Angeles, California, and other urban communities served by the Company. Our focus is on enhancing access to credit and capital for low- and moderate-income neighborhoods, thereby improving the economic health of these communities.

Standards

To measure progress against our public benefit objectives, the Company has adopted the following standards:

•	B Corp Certification: Maintaining B Corp certification to assess our impact across our workers, customers, communities, governance, and the environment.

•	Reporting: Producing and reviewing quarterly and annual reports on our lending activities to target urban low-to-moderate income communities.

Assessment

In 2024, the Company exceeded its mission lending target of 70% of our total lending towards affordable housing, small businesses, and not for profits serving low-to-moderate income communities. Our efforts created significant public benefits by serving low-income communities through affordable housing, small business lending, and nonprofit financing. In April 2024, the U.S. Treasury recognized the Company as a top performer among Emergency Capital Investment Program recipients for lending to underserved businesses.

ANNUAL REPORT AND FORM 10-K

The Company’s 2024 Annual Report to Stockholders, which includes our 2024 Annual Report filed with the SEC on Form 10-K and contains the Company’s consolidated financial statements for the years ended December 31, 2024 and 2023, accompanies this Proxy Statement.

Stockholders may obtain, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC, without the accompanying exhibits, by sending a written request to Broadway Financial Corporation, 4601 Wilshire Boulevard, Suite 150, Los Angeles, California 90010, Attention: Audrey A. Phillips. Stockholders may obtain any of the exhibits that are referred to in the list of exhibits attached to the Annual Report on Form 10-K upon payment to the Company of the cost of furnishing them.

BY ORDER OF THE BOARD OF DIRECTORS

Audrey A. Phillips
Vice President and Corporate Secretary
May [19], 2025

 1 U P X   1. To elect the three directors named in the proxy statement to serve until the Annual Meeting of Stockholders of Broadway Financial Corporation to be held in the year 2028 or until their successors are elected and have been qualified;  01 - Robert C. Davidson, Jr. 02 - John M. Driver 03 - Dutch C. Ross III  Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees  01 02 03  For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.  Broadway Financial Corporation  PRELIMINARY PROXY CARD – SUBJECT TO COMPLETION  Proposals — The Board of Directors recommend a vote FOR the election of all the nominees listed under Proposal 1 and FOR Proposals 2, 3 and 4.  A  045M0A  2. To ratify on an advisory (non-binding) basis the appointment of Crowe LLP as the independent registered public accounting firm for the Company for its fiscal year ending December 31, 2025;  4. To approve an amendment to the Company’s Certificate of Incorporation to remove the provision specifying the  circumstances under which cause for removal of a director shall be deemed to exist;  NOTE: To consider such other business as may properly come before and be voted upon by the stockholders at the Annual Meeting or any postponement or adjournment thereof  3. To cast an advisory (non-binding) vote to approve executive compensation;  For Against Abstain  For Against Abstain  Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.  Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.  Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.  B  2025 Annual Meeting Proxy Card 1234 5678 9012 345  Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.  T IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.T  MMMMMMMMMMMM  MMMMMMMMM  6 5 2 3 5 6  If no electronic voting,  delete QR code and control #  000001  MR A SAMPLE DESIGNATION (IF ANY) ADD 1  ADD 2  ADD 3  ADD 4  ADD 5  ADD 6  ENDORSEMENT_LINE SACKPACK   C123456789  000000000.000000 ext  000000000.000000 ext  000000000.000000 ext  000000000.000000 ext  000000000.000000 ext  000000000.000000 ext  MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND  C 1234567890  J N T  MMMMMMM  Your vote matters – here’s how to vote!  You may vote online or by phone instead of mailing this card.  Online  Go to www.envisionreports.com/BYFC or scan the QR code — login details are located in the shaded bar below.  Phone  Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada  Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/BYFC

 Small steps make an impact.  Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/BYFC  Broadway Financial Corporation  Notice of 2025 Annual Meeting of Stockholders  Proxy Solicited by Board of Directors for Annual Meeting — June 30, 2025  The undersigned hereby appoints Brian E. Argrett and Marie C. Johns as Proxy, with the power of substitution, and hereby authorizes each or either of them to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Broadway Financial Corporation to be held virtually online on June 30, 2025 at 9:00 a.m. or at any postponement or adjournment thereof.  Shares represented by this proxy will be voted as directed by the undersigned stockholder. If no such directions are indicated, the Proxy will have authority to vote FOR the election of all the nominees listed under Proposal 1 and FOR Proposals 2, 3 and 4.  The Proxy is authorized to vote, in the Proxy’s discretion, upon such other business as may properly come before the meeting.  (Items to be voted appear on reverse side)  Non-Voting Items  C  T IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.T  Change of Address — Please print new address below. Comments — Please print your comments below.  The 2025 Annual Meeting of Stockholders of Broadway Financial Corporation will be held on Monday, June 30, 2025 at 9:00 a.m. PDT, virtually via the internet at https://meetnow.global/M4TQQJ7.  To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.